Exhibit 99.1

   PHC, INC. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2007

   Patient Care Revenue Increases 22.9%, Driving 14.4% Increase in Net Revenue Company Maintains Profitability Despite Start-Up Expenses For Las Vegas Market
                                    Expansion


FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
_________________          ____________________________

PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Matt Hayden or Peter Seltzberg
978-536-2777               843-272-4653

FINANCIAL HIGHLIGHTS:

> Net revenue up 14.4% to second-quarter record $10.0 million vs. $8.7 million in the same period last year

> 22.9% increase in patient care revenue and 12.2% increase in patient days over the same period last year

> Significant investment through January 2007 in Las Vegas market, including start-up costs in anticipation of our 10-year, $80 million agreement with Health Plan of Nevada's Behavioral Healthcare Options network agreement

>    Record $7.9 million quarterly revenues in Patient Care segment

> Cash position increases to $4.1 million primarily due to $2.0 million in new equity

>    Stockholders'  equity increases 21.7% to $16.4 million compared to June 30,
     2006


Peabody, Mass., February 13, 2007 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services, today announced its fiscal 2007 second quarter financial results, for the period ended December 31, 2006.

                            Key Financial Indicators
              (all numbers in thousands, except per-share amounts)
                           Q2 2007       Q2 2006      Increase     % Change
                                                                  (decrease)
Consolidated revenues       $9,952       $8,702       $1,250        14.4%
Patient care revenues       $7,947       $6,465       $1,481        22.9%
Pharmaceutical study
 revenues                   $  874       $1,084       $ (210)      (19.4%)
Contract support service
 revenues                   $1,132       $1,153       $  (21)       (1.8)%
Income from operations      $  605       $  549       $   56        10.2%
Pretax Income               $  423       $  411       $   12         2.9%
Net Income                  $  261       $  347       $  (86)      (24.8%)
Earnings per share -        $ 0.01       $ 0.02       $(0.01)      (50.0%)
 Basic Diluted              $ 0.01       $ 0.02       $(0.01)      (50.0%)

Financial Results

Total net revenue from operations increased 14.4 percent to $10.0 million for the three months ended December 31, 2006 from $8.7 million for the three months ended December 31, 2005. Net patient care revenue increased 22.9 percent to $7.9 million for the quarter from $6.5 million for the same quarter last year. This increase in revenue is due primarily to the addition of the 20 adjudicated juvenile beds at Detroit Behavioral Institute, which contributed to a 12.2 percent increase in patient days for the three months compared to the same period last year. Revenue from pharmaceutical studies decreased 19.4 percent to $874,000 for the quarter compared to $1.1 million for the three months ended December 31, 2005 due to the cyclical nature of the pharmaceutical research business, where the size and number of clinical trial starts and stops change daily. Contract support services revenue provided by Wellplace decreased 1.8 percent to $1.1 million for the quarter from $1.2 million for the same quarter last year.

"The investments and developments we have made in our Patient Care segment during fiscal 2006 have begun to yield the significant contributions to our revenues that we anticipated," commented Bruce A. Shear, President and Chief Executive Officer of Pioneer Behavioral Health. "The 22.9 percent increase in patient care revenue resulted from the addition of the 20 adjudicated juvenile beds at Detroit Behavioral Institute, which enabled a 12.2 percent increase in patient days for the quarter. This also represented an acceleration of 560 basis points in patient care revenue growth compared to the first fiscal quarter of 2007. We continue to view bed count as a key metric of our financial health, and even as we currently have the highest bed count totals and patient days levels in our Company's history, we stand poised to further accelerate this growth next year following the planned expansion in Las Vegas."

Total operating expenses for the quarter increased 15.0 percent to $9.3 million from $8.2 million during the second quarter of last year. Included in this increase was a 28.9 percent increase in patient care expenses, through January 2007, the Company has invested approximately $500,000 in the Las Vegas market, including $400,000 in the Seven Hills project and $100,000 in the start-up of our 10-year, $80 million agreement with Health Plan of Nevada's Behavioral Healthcare Options network agreement. The increase in operating expenses also included a $100,100, or 17.1 percent, increase in other expenses and 13% higher administrative costs to $369,000, compared to last year's period, which was primarily due to various set-up and other infrastructure costs necessitated by the expansion at Detroit Behavioral Institute and our new software installation.

Income from operations for the quarter was $605,000, up 10.2 percent from the $549,000 reported for the same period last year. Interest expense of $212,000 was 21 percent higher, due in large part to an earn-out related $80,000 increase in interest expense at Pivotal Research Centers. Net income for the three months was $261,000, or $0.01 per fully diluted share (based on 19.4 million fully diluted shares) compared to net income of $347,000, or $0.02 per fully diluted share (based on 19.3 million shares) for the second quarter last year.

This year's second fiscal quarter was the second consecutive quarter in which the Company recorded an income tax provision assuming an estimated 39 percent corporate tax rate, while in the prior-year quarter, the Company recorded a 16 percent tax rate for the income tax provision. Had the Company incurred the same 39 percent tax rate in the year-ago period, net income for the second quarter of fiscal 2006 would have been $255,000, which is marginally lower than in this year's second quarter.

The Company's provision for doubtful accounts in the quarter decreased to $347,000 from $476,000 in the year-ago same period. The percentage of bad debt expense to net patient care revenue for the quarter ended December 31, 2006 was
4.4 percent compared to 7.4 percent last year.

For the six-month period ended December 31, 2006, total net revenue from operations increased 13.4 percent to $20.0 million compared to $17.6 million for the first six months last year. Net patient care revenue increased 20.1 percent to $15.8 million for the six months from $13.2 million for the same period last year. Revenue from pharmaceutical studies decreased 19.5 percent to $1.9 million for the six-month period from $2.4 million for the same period last year. Contract support services revenue provided by Wellplace increased 9.0 percent to $2.3 million for the six months from $2.1 million for the six months ended December 31, 2005.

Patient care expenses in treatment centers increased 25.1 percent to $8.2 million for the six months from $6.6 million last year. Patient care expenses related to pharmaceutical or research division decreased 15.4 percent to $908,000 for the six months from $1.1 million last year. Contract support services expenses increased 28.8 percent to $1.5 million for the six months from $1.2 million last year. Administrative expenses increased 15.5 percent to $6.2 million for the six months from $5.4 million for the six months ended December 31, 2005.

Income from operations was $1.2 million for the first six months of both fiscal 2007 and 2006. Net income was $544,000, or $0.03 per basic and fully diluted share (based on 19.3 million shares), down 25.5 percent compared to the $731,000, or $0.04 per basic and fully diluted share (based on 19.3 million shares) last year. Our blended average tax rate for the six-month period this year was 39% as compared to 18% in last year's same period. Adjusting last year's six-month result for this year's comparable tax rate, our net income would have been $544,000, largely unchanged compared to this year's same period.

Mr. Shear continued, "Our presence in the Las Vegas metropolitan area, which we expect to be a key driver of our future growth, continues to expand. The opening of the Seven Hills Behavioral Institute will be complemented by the strong and growing presence of our Harmony Healthcare subsidiary, which serves 21 separate properties in that area. We are excited to announce that we have begun work on the 10-year, $80 million contract with Health Plan of Nevada, as announced in December, under which Harmony will continue to provide inpatient hospitalization services, outpatient services, individual and group therapy, medication management, psychological testing, as well as crisis and triage care for all Health Plan of Nevada and Behavioral Healthcare Options members in Southern Nevada and Northwestern Arizona."

The Company reported $4.1 million in cash as of December 31, 2006, compared to $1.8 million in June 30, 2006. The increase in the cash account was primarily due to $2.0 million in new equity financing that the company received at the end of the quarter. Consequently, the Company's balance sheet had a current ratio of 2:3 on December 31, 2006 and stockholders' equity increased 21.7 percent to $16.4 million as of December 31, 2006 from $13.5 million as of June 30, 2006.

Mr. Shear concluded, "We are pleased with the quarterly results, and look forward to a strong second half of the year. Despite certain necessary incremental expenses associated with the $80 million contract we closed with Behavioral Healthcare Options, we had healthy operating cash flow of $1.3 million, pre-tax income of $423,000, which is close to its historical high point in this seasonably slower quarter for us, and maintained profitability for the 24th consecutive quarter. Our balance sheet continues to strengthen as well, as evidenced by our higher cash position and ability to pay down our revolving credit line and term loan debt, which we reduced by $497,000 and $500,000, respectively. We have cause for optimism as we progress towards our long-term strategic goals."

Teleconference Information

The Company will host a conference call to discuss the fiscal 2007 second quarter results on Wednesday, February 14, 2007 at 9 a.m. Eastern Time. Interested parties within the United States can access the call by dialing 866-277-1184 and international callers may dial 617-597-5360. Please use passcode 47122216. A replay of the call also will be available until February 21, 2007 at 888-286-8010 for callers within the United States, and 617-801-6888 for international callers. Please use passcode 58872090 for the replay. This call is being webcast by CCBN, and can be accessed at PHC, Inc.'s web site at www.phc-inc.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com, or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents, at www.streetevents.com.

About Pioneer Behavioral Health

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research and Internet- and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.

Statement under the Private Securities Litigation Reform Act of 1995:

Statement under the Private Securities Litigation Reform Act of 1995: This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.


                               - tables follow -

                           PHC, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                               December 31,        June 30,
                           ASSETS                 2006               2006
                                              ___________      ___________
                                               (unaudited)
Current assets:
   Cash and cash equivalents                  $ 4,150,210      $ 1,820,105
   Accounts receivable, net of allowance
    for doubtful accounts of $3,389,836
    at December 31, 2006 and $3,100,586
    at June 30, 2006                            6,736,235        6,955,475
   Pharmaceutical receivables                   1,466,484        1,470,019
   Prepaid expenses                               863,292          490,655
   Other receivables and advances                 853,165          751,791
   Deferred income tax asset                    2,918,779        3,110,000
                                              ___________      ___________
       Total current assets                    16,988,165       14,598,045
   Accounts receivable, non-current                35,000           40,000
   Other receivable                                47,680           53,457
   Property and equipment, net                  2,018,990        1,799,888
   Deferred financing costs, net of
    amortization of $124,899 at December
    31, 2006 and $106,422 June 30, 2006            98,546          117,023
   Customer relationships, net of amortization
    of $320,000 at December 31, 2006
     and $260,000 at June 30, 2006              2,080,000        2,140,000
   Goodwill                                     3,164,643        2,664,643
   Other assets                                   828,190          571,931
                                              ___________      ___________
       Total assets                           $25,261,214      $21,984,987
                                              ===========      ===========

LILIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and short-term notes
    payable                                   $ 1,903,578     $  1,518,615
   Current maturities of long-term debt         1,120,998          909,057
   Revolving credit note                        1,105,949        1,603,368
   Deferred revenue                               388,967          385,742
   Current portion of obligations under
    capital leases                                203,401           57,881
   Accrued payroll, payroll taxes and benefits  1,510,571        1,619,672
   Accrued expenses and other liabilities       1,248,154        1,026,419
                                              ___________      ___________

       Total current liabilities                7,481,618        7,120,754
   Long-term debt                               1,006,783        1,021,546
   Obligations under capital leases                74,619           61,912
   Deferred tax liability                         325,000          325,000
                                              ___________      ___________
       Total liabilities                        8,888,020        8,529,212
                                              ___________      ___________
Stockholders' equity:
   Preferred Stock, 1,000,000 shares
    authorized, none issued or outstanding             --               --
   Class A common stock, $.01 par value,
    30,000,000 shares authorized,
    19,175,592 and 17,874,966 shares issued
    at December 31, 2006 and June 30, 2006,
    respectively                                  191,756          178,749
   Class B common stock, $.01 par value,
     2,000,000 shares authorized, 775,760
     issued and outstanding at December 31,
     2006 and June 30, 2006, respectively,
     each convertible into one share of
     Class A common Stock                           7,758            7,758
   Additional paid-in capital                  26,078,238       23,718,197
   Treasury stock, 199,098 shares of Class
     A common stock at December 31, 2006 and
     June 30, 2006, at cost                      (191,700)        (191,700)
Accumulated deficit                            (9,712,858)     (10,257,229)
                                              ___________      ___________
Total stockholders' equity                     16,373,194       13,455,775
                                              ___________      ___________
Total liabilities and stockholders' equity    $25,261,214      $21,984,987
                                              ===========      ===========

                           PHC, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                    Three Months Ended       Six Months Ended
                                       December 31,             December 31,
                                     2006        2005         2006       2005
                                 ______________________    ___________________

Revenues:
  Patient care, net          $7,946,670    $6,465,356   $15,823,102   $13,178,336
  Pharmaceutical studies        873,920     1,084,084     1,925,303     2,390,093
  Contract support services   1,131,770     1,153,073     2,266,161     2,078,910
                             __________    __________   ___________   ___________
    Total revenues            9,952,360     8,702,513    20,014,566    17,647,339
                             __________    __________   ___________   ___________
Operating expenses:
  Patient care expenses       4,243,531     3,292,393     8,199,183     6,554,304
  Patient care expenses,
   pharmaceutical               421,549       510,834       908,486     1,073,988
  Cost of contract support
   services                     687,174       587,067     1,525,729     1,184,862
  Provision for doubtful
   accounts                     347,458       475,768       799,983     1,132,655
  Administrative expenses     3,118,099     2,749,100     6,213,554     5,378,776
  Administrative expenses,
   pharmaceutical               529,555       538,291     1,208,663     1,172,290
                             __________    __________   ___________   ___________
    Total operating expenses  9,347,366     8,153,453    18,855,598    16,496,875
                             __________    __________   ___________   ___________
Income from operations          604,994       549,060     1,158,968     1,150,464
                             __________    __________   ___________   ___________
  Other income (expense):
      Interest income            33,808        15,397        66,657        38,261
      Other income (expense)     (3,135)       21,263        (4,078)       32,048
      Interest expense         (212,441)     (174,338)     (332,271)     (329,556)
                             __________    __________   ___________   ___________
    Total other expenses,
     net                       (181,768)     (137,678)     (269,692)     (259,247)
                             __________    __________   ___________   ___________

Income before provision for
 taxes                          423,226       411,382       889,276       891,217
Provision for income taxes      162,138        64,600       344,905       160,228
                             __________    __________   ___________   ___________

Net income                   $  261,088    $  346,782   $   544,371   $   730,989
                             ==========    ==========   ===========   ===========
Basic net income per
 common share                $     0.01    $     0.02   $      0.03   $      0.04
                             ==========    ==========   ===========   ===========

Basic weighted average
 number of shares
 outstanding                 18,758,151    18,159,188    18,636,146    18,125,265
                             ==========    ==========   ===========   ===========
Fully diluted net income
 per common share               $  0.01    $     0.02   $      0.03   $      0.04
                             ==========    ==========   ===========   ===========
Fully diluted weighted
 average number of shares
 outstanding                 19,409,232    19,301,486    19,280,727    19,302,592
                             ==========    ==========   ===========   ===========